Exhibit 3.02
FORM OF RESTATED
CERTIFICATE OF INCORPORATION
OF
GLU MOBILE INC.
     Glu Mobile Inc., a Delaware corporation, hereby certifies that:
     1. The name of the corporation is Glu Mobile Inc. The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State was November 16, 2006.
     2. The [Third] Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “A”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.
     In Witness Whereof, said corporation has caused this Third Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.
Dated:                                         , 2007

GLU MOBILE INC.

L. Gregory Ballard
Chief Executive Officer and President

Exhibit “A”
[THIRD] RESTATED
CERTIFICATE OF INCORPORATION
OF
GLU MOBILE, INC.
ARTICLE I
     The name of the corporation is Glu Mobile Inc. (hereinafter, the “Corporation”).
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, Delaware, 19901. The name of its registered agent at that address is Incorporating Services, Ltd.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     1. Authorized Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is 255,000,000 shares, consisting of two classes: 250,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).
     2. Designation of Series of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV.
     Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.
     3. Voting Power of Common Stock. Each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Third Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).
ARTICLE V
     The Board of Directors of this Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE VI
     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
     1. Director Powers. The conduct of the affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
     2. Number of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.
     3. Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors may assign members of the Board of Directors already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as equally as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation’s Common Stock to the public (the “Initial Public Offering Closing”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Initial Public Offering Closing, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Initial Public Offering Closing. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the Initial Public Offering Closing, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding anything to the contrary in the foregoing provisions of this Section 3, each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class.
     4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Corporation’s Bylaws. Subject to the rights of the holders of any series of Preferred Stock to remove directors elected by such holders, no director may be removed from the Board of Directors except for cause by the holders of a majority of the voting power of the shares then entitled to vote at an election of directors. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
     5. Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall, if elected to fill a vacancy not created by a newly created directorship, be elected to a class of directors in which such vacancy exists and hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class of directors to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified or until such director’s successor’s earlier death, resignation or removal.

     6. Written Ballot Not Required. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     7. Stockholder Action. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Certificate of Incorporation and the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.
     8. Special Stockholder Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Lead Independent Director, the Chief Executive Officer, the President or by a majority of the members of the Board of Directors. Special meetings of stockholders may not be called by any other person or persons.
     9. Nominations and Business Transacted at Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of the meeting.
ARTICLE VII
     1. Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

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